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                                                                       Exhibit 5

                         [Latham & Watkins Letterhead]



                               November 11, 1999



HDA Parts System, Inc.
520 Lake Cook Road
Deerfield, Illinois  60015

Re:  Registration Statement on Form S-4 (File no. 333-75887)

     $100,000,000 Principal Amount of 12% Senior Subordinated Notes due 2005
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Ladies and Gentlemen:


     In connection with the registration of $100,000,000 aggregate principal amount of 12% Senior Subordinated Notes due 2005 (the "Series B Notes") by HDA Parts System, Inc., an Alabama corporation (the "Company") and the related guarantees thereof (the "Guarantees"), on Form S-4 to be filed with the Securities and Exchange Commission on April 12, 1999 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Series B Notes will be issued pursuant to an indenture dated as of July 31, 1998, a first supplemental indenture, dated as of September 30, 1998, a second supplemental indenture, dated as of December 21, 1998, a third supplemental indenture, dated as of January 14, 1999, a fourth supplemental indenture, dated as of April 20, 1999, a fifth supplemental indenture, dated as of June 7, 1999, a sixth supplemental indenture, dated as of September 27, 1999, a seventh supplemental indenture, dated as of October 1, 1999 and an eighth supplemental indenture, dated as of October 8, 1999 (together, the "Indenture") by and among the Company, the guarantors named therein (the "Guarantors") and U.S. Trust Company of California, N.A., as trustee (the "Trustee"). The Series B Notes will be issued in exchange for the Company's outstanding 12% Senior Subordinated Notes due 2005 (the "Series A Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal to be filed as an exhibit thereto (the "Exchange Offer"). Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

     In our capacity as your special counsel, we have made such legal and factual examinations and inquiries as we have considered appropriate for purposes of rendering the opinions expressed below. We have examined, among other things, the Indenture, the Series B Notes and the Guarantees.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent,
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relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

     We are opining herein as to the effect on the subject transactions only of the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion, as of the date hereof, that assuming due authorization, execution, delivery and authentication of the Series B Notes and the Guarantees, upon issuance in the manner described in the Registration Statement, the Series B Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Guarantees will be legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

     The opinions rendered above relating to the enforceability of the Series B Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (1) the effect of bankruptcy, insolvency, fraudulent conveyances, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, (2) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (3) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (4) we express no opinion regarding the waivers of rights or defenses contained in
Section 4.15 of the Indenture.

     To the extent that the obligations of the Company and the Guarantors under the Indenture and the Guarantees may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (c) is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the Trustee's legally valid and binding obligation, enforceable against the Trustee in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."


                                 Very truly yours,


                                 /s/ Latham & Watkins